EXHIBIT 10.1

ENERGY and WATER DEVELOPMENT CORP.

Attn: The Board of Directors

19 January 2023

Engagement for a Chief Financial Officer (“CFO”) services in relation to ENERGY and WATER DEVELOPMENT CORP. being Amedeo Montonati under AOB Accounting and Consultancy Services Company Limited (“AOB”) being appointed as individual nominal CFO of the Company and its subsidiaries (together the “Group”) starting from the 19 January 2023 for an interim and extendable period of 6 months.

Dear Sir/Madam,

AOB Accounting and Consultancy Services Company Limited (“AOB”, “the Company”, “we”) are pleased to accept the appointment of CFO of the Group (the “Group” or “you”). We are writing to set out the basis on which we are engaged as the external CFO of the Group and the respective areas of responsibilities of the directors, the Company and of ourselves. This engagement letter set out the terms and conditions of our services and forms the contract to be entered into between you and AOB (the “Contract”) representing the individual and nominal appointment of Amedeo Montonati, part of the staff of AOB.

1.	Objective of service

We will be engaged to provide assistance and support for the CFO role, being individually and nominally, appointed under Amedeo Montonati being our resource.

The appointment, due to also Securities and Exchange Commission (“SEC”) regulations, would be individual and nominal under our Associate Director Amedeo Montonati although the operational daily and monthly back up tasks will be performed by our office’s resources.

Scope of service will be:

-	Providing holistic leadership, direction and management of the finance and accounting team;
-	Providing strategic recommendations to the CEO/President/Chief Operative Officer and members of the executive management team;

AOB Accounting and Consultancy Services Company Limited., Room 903 Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong
Tel: (+852) 2564-8448, Website: www.aogb.com, Email: accounting@aogb.com

-	Providing assistance to the legal counsel of the Group for the preparation of financial information regarding the Group to be provided to the SEC;
-	Supervise and assess financial forecasting and budgets prepared by the internal or outsourced accountants (professional in their related jurisdictions) and related parties, and overseeing/supervise the preparation of all IFRS financial reporting;
-	Recommending on long-term business and financial planning and decisions;
-	Establishing and developing relations with senior management and external partners and stakeholders;
-	Reviewing all formal finance and bank related procedures;
-	Support the CEO with Investors' meeting and relations;
-	Support the CEO with recommendations in relation to financial and investors’ matters.

2.	Responsibilities of the directors and management

2.1	Our service will be conducted on the basis that the management will be responsible for providing us with accurate and complete accounting information. Management will also undertake the following tasks so as to enable the assignment to be completed in a timely manner and to provide limitation of liabilities:

a.	Make available all relevant information, including non-financial data;

b.	Provide copies in writing of policies expected to be elected and all other significant management assumptions relating to the transaction or balance;

c.	Provide indemnity insurance to the appointed CFO to the extent of level deemed reasonable by the directors and management as per usual practice of Listed Companies to the Officers appointed.

2.2	Management of the Group has to be responsible for its business decision made. Comments or advice, if any given by AOB shall not be construed as giving of legal advice. We strongly recommend that legal advice be obtained independently by the Company before taking action on potential or current transactions and that your lawyers consider any of our advice before proceeding further.

3.	Our responsibilities and limitations of professional judgment

We shall prepare and support the Group with the herby stated in the Contract based on the information provided by the Group. AOB and the CFO will use their professional judgment in applying tax, accounting, or other rules applicable to this engagement. Wherever there are conflicting, reasonable interpretations of the rules, we will advise you of the possible positions you might take and follow the position you request as long as it is consistent with applicable professional, statutory or regulatory standards. Should the positions taken result in additional taxes, penalties, fines, interest or any other damages, we assume no responsibility for such costs. We will provide our advice to the Board on appropriate business actions. If the Board of the Group conducts actions which violate any laws and regulations; or impose potential regulatory risks, we decline all corresponding liabilities and responsibilities.

AOB Accounting and Consultancy Services Company Limited., Room 903 Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong
Tel: (+852) 2564-8448, Website: www.aogb.com, Email: accounting@aogb.com

4.	Access to records and client provided information

In the course of the engagement, in order for AOB and the appointed CFO to fulfil the role and responsibilities carried out, we require full access to all and any information in regard to the Company and the Group. Moreover, you represent that all information provided to us intended as AOB and appointed CFO is accurate and complete to the best of your knowledge. Further, if these services involve tax return preparation, you represent that unless the CFO and AOB is otherwise advised in writing or acts as your business manager, you possess the required supporting documentation for such tax deductions as travel, entertainment, business gifts, charitable contributions, automobile usage, etc. AOB and the appointed CFO is not responsible for any additional tax, penalties or interest that might result from the lack of documentation for such deductions upon audit.

5.	Our working papers

The working papers and files created by us during the course of the engagement are the sole property of us.

6.	Term

AOB retains copyright in all materials provided to you or otherwise generated in the course of carrying out the engagement. Management shall be responsible for disclosure to us of all information and documentation relevant to this engagement and it is hereby acknowledged that, for the purpose of this engagement, you shall produce to us all such information and documentation that we could reasonably be expected to require.

7.	Limitations on scope of engagement and verification of information

Unless otherwise stated in the accompanying engagement letter, AOB and the appointed CFO will not audit or otherwise verify the information provided by you or third parties. This engagement cannot be relied upon to disclose errors and irregularities, including fraud or misappropriation of assets that may exist. However, AOB and the appointed CFO will inform you of irregularities that come to its attention, unless they are inconsequential.

8.	Fees

All fees are based on the estimated time required by the individuals assigned to the engagement with reference to the current information available to us plus expenses and out-of-pocket disbursements. Individual hourly rates vary in accordance with the degree of responsibility involved and the experience and skill required.

AOB Accounting and Consultancy Services Company Limited., Room 903 Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong
Tel: (+852) 2564-8448, Website: www.aogb.com, Email: accounting@aogb.com

The agreed fee as per quotation and proposal discussed for this engagement will be of US$ 7,500 per calendar month for the first 3 months of the 6 months interim period agreed, further the 3 months agreed as above the fee will increase to US$ 9,000 per calendar month for the 6 months interim period agreed exclusive of any expenses and out-of-pocket expenses disbursements.

The 6 months period can be extended in due course of the engagement.

We will communicate with you in due course if we notice circumstances arise which did not exist at the time of our budgeting and which resulted in extra works being performed by our staff.

At the termination of the 6 months period both parties, where there is intention of extending the engagement period, can propose an amendment of the monthly fee hereby stated.

All invoices will be due for payment upon presentation to you.

9.	Operational costs disbursements

The here above monthly fee represent the service fee. All costs incurred during the operations and management of the Company and its Group by the appointed CFO will be reimbursed by the Group. Operational costs incurred by the CFO will have to be approved by the Group. Such costs might include:

-	Business trips for events, support meetings, meetings of the board etc. (for business trips we refer to flight and accommodation expenses);
-	Transportation costs in relation to business operations in relation to the Group;
-	Entertainment expenses in relation to the Group business operations and activities.

10.	Confidentiality

We agree to use your confidential information only in relation to the Services, and not to disclose it to any third parties, except where required by law or regulation or where requested by a professional body of which we are a member.

The appointed CFO will treat all client’s Company and third party relationships as confidential and will not disclose your financial or tax information to anyone outside of the appointed CFO without your written permission except as required by law or regulation. Your permission may be granted by identifying the parties (e.g. financial advisor, attorney, banker, football clubs etc.) to whom disclosure is permitted below, or by other written correspondence.

11.	Termination

You and AOB may terminate the Contract by notifying the counterparty with a written notice of in advance of 1 calendar month in respective to the CFO appointment service only. In any event of termination of this agreement, you and AOB agree that AOB shall be entitled to the

AOB Accounting and Consultancy Services Company Limited., Room 903 Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong
Tel: (+852) 2564-8448, Website: www.aogb.com, Email: accounting@aogb.com remaining monthly contribution accrued in the month of termination notice and as per date of termination.

All documents kept in AOB, in hardcopy or electronic form, comprising confidential information of the Client, will be destructed or returned to you upon termination of the Services. AOB does not have the obligation to transfer any knowhow or experience in the engagement to any other party and guarantee any succession of knowledge upon termination of the Services.

12.	Law and jurisdiction

The terms of our engagement shall be governed in all respect by the laws of Germany and HKSAR and the courts of the same mentioned jurisdictions shall have exclusive jurisdictions over any dispute which may arise in any way in connection with this engagement or any work or assignment arising from the same. The Contracts (Rights of Third Parties) Ordinance shall not apply, and only the parties to this engagement letter shall have any rights under it. However, notwithstanding the above, we reserve the right to take legal action in the courts of any appropriate jurisdiction to recover any fees owing to us by you.

13.	Limitation of liability

You acknowledge that due to the imperfect nature of verbal, written and electronic communications, AOB is not responsible for any failure to render any service, any error or omission, or any delay or interruption of any service, the sole obligation is limited to the fees for this engagement.

You agree to waive, and agree not to make, any claims for damages, direct or consequential, including with respect to lost business or profits, arising out of any failure to furnish any service, any error or omission with respect there to, or any delay or interruption of services.

14.	Indemnification for management misrepresentation

If we incur legal fees as a result of our reliance on any false representation by you, you agree to reimburse us for all of legal fees sustained by AOB and the individual appointed and related costs of defence.

15.	Personal information

AOB and the Group shall comply with their respective obligations under applicable privacy law, rules and regulations to the extent in connection with the engagement when a party stores, processes or transfers any personal information to which the applicable privacy law applies.

AOB Accounting and Consultancy Services Company Limited., Room 903 Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong
Tel: (+852) 2564-8448, Website: www.aogb.com, Email: accounting@aogb.com

16.	Acknowledgement of terms

16.1	Please acknowledge your agreement to the scope and terms of our engagement including the respective responsibilities of the directors and management and ourselves as set out in this Contract by signing the enclosed copy of this letter in the space provided and returning it to us.

16.2	If you have questions or concerns about our services, you may contact us for the quality of our services to you.

Yours faithfully,

/s/ Amedeo Montonati

....................................................

For on behalf of AOB Accounting and Consultancy Services Company Limited

We agree to the terms of this letter.

/s/ Irma Velazquez 30/01/2023

....................................................

Irma Velazquez, CEO

For and on behalf of the Board of Directors of ENERGY and WATER DEVELOPMENT CORP.

AOB Accounting and Consultancy Services Company Limited., Room 903 Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong
Tel: (+852) 2564-8448, Website: www.aogb.com, Email: accounting@aogb.com